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                                                                    Exhibit 12.1

                                MERISANT WORLDWIDE, INC.
                                 COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                          PERIOD FROM                  YEAR ENDED
                                                          MARCH 17 TO                 DECEMBER 31,
                                                          DECEMBER 31,  -----------------------------------------
                                                             2000         2001       2002       2003      2004
                                                          ------------  --------   --------   --------  ---------
     Fixed charges:
         Interest expense .............................   $     38,034  $ 43,694   $ 34,767   $ 37,338  $  44,544
         Estimated of interest within rental expense ..            255       300        300        300        300
                                                          ------------  --------   --------   --------  ---------
     Total fixed charges ..............................   $     38,259  $ 43,994   $ 35,067   $ 37,638  $  44,844
                                                          ------------  --------   --------   --------  ---------

     Earnings:
         Income (loss) before taxes ...................   $      2,912  $ 13,660   $ 32,797   $  3,260  $   2,032
         Fixed charges ................................         38,259    43,994     35,067     37,638     44,844
         Equity in income of affiliate ................             --       399        141       (105)        59
                                                          ------------  --------   --------   --------  ---------
     Total earnings ...................................   $     41,171  $ 58,053   $ 68,005   $ 40,793  $  46,935
                                                          ------------  --------   --------   --------  ---------

     Ratio of earnings to fixed charges ...............            1.1x      1.3x       1.9x       1.1x       1.0x